                                                                     EXHIBIT 5.1

                      [WASCHITZ, BRANDES & CO. LETTERHEAD]


                                    C/255/60
                             Tel-Aviv, July 8, 1999


CommTouch Software Ltd.
10 Technology Avenue
Ein Vered 40696
Israel

Ladies and Gentlemen:

         We refer to Amendment no. 4 to the registration statement on Form F-1, Registration No. 333-78531 (the "Registration Statement"), initially filed by CommTouch Software Ltd. (the "Company") on June 3, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the sale of up to 3,000,000 Ordinary Shares, nominal value NIS 0.01 per share, of the Company (the "Firm Shares") to the Underwriters as described in the Registration Statement for resale to the public. The Company will issue and sell these 3,000,000 Firm Shares. The Underwriters may, as described in the Registration Statement, purchase up to an additional 450,000 Ordinary Shares, nominal value NIS 0.01 per share, of the

Company (the "Option Shares" and, together with the Firm Shares, the "Shares) at the initial public offering price less the underwriting discount.

         As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we are of the opinion that the Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

                                       Very truly yours,

                                       /s/ Naschitz, Brandes & Co.

                                       Naschitz, Brandes & Co.